                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant _X_

Filed by a party other than Registrant ____
Check the appropriate box:
__       Preliminary Proxy Statement
_X_      Definitive Proxy Statement
__       Definitive Additional Materials
__       Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                             THE VANTIVE CORPORATION
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
_X_      No fee required
__ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:

                  --------------------------------------------------------------

         2)       Aggregate number of securities to which transaction applies:

                  --------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule-0-11:(1)

                  --------------------------------------------------------------

         4)       Proposed maximum aggregate value of transaction:

                  --------------------------------------------------------------

         5)       Total fee paid:

                  --------------------------------------------------------------

         (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

  ____ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

                  --------------------------------------------------------------

         2)       Form, Schedule or Registration Statement No.:

                  --------------------------------------------------------------

         3)       Filing Party:

                  --------------------------------------------------------------

         4)       Date Filed:

                  --------------------------------------------------------------

                             THE VANTIVE CORPORATION
                              2455 AUGUSTINE DRIVE
                              SANTA CLARA, CA 95054

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 5, 1998

To the Stockholders of The Vantive Corporation:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Vantive Corporation (the "Company") will be held on Tuesday, May 5, 1998, at 6:00 p.m. at The Santa Clara TechMart at 5201 Great America Parkway, Santa Clara, California, for the following purposes:

         1. To elect six (6) members of the Board of Directors to hold office until the 1999 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

         2. To consider and vote upon a proposal to amend the Company's 1991 Stock Option Plan to (i) increase the maximum aggregate number of shares of the Company's Common Stock issuable thereunder by 1,200,000 shares;

         3. To vote upon a proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the year ending December 31, 1998.

         4. To transact such other business as may properly come before the meeting.

         Stockholders of record at the close of business on March 16, 1998 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of The Vantive Corporation.

                                            By Order of the Board of Directors


                                            KATHLEEN A. MURPHY
                                            Secretary

Santa Clara, California
April 5, 1998

STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS PROXY AND VOTE IN PERSON AT THE MEETING.

                             THE VANTIVE CORPORATION
                              2455 AUGUSTINE DRIVE
                              SANTA CLARA, CA 95054

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                  APRIL 5, 1998


         The accompanying proxy is solicited by the Board of Directors of The Vantive Corporation, a Delaware corporation (the "Company"), for use at the 1998 Annual Meeting of Stockholders to be held May 5, 1998, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is April 5, 1998, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                               GENERAL INFORMATION

         Annual Report. An annual report for the year ended December 31, 1997, is enclosed with this Proxy Statement.

         Voting Securities. Only stockholders of record as of the close of business on March 16, 1998 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 25,451,083 shares of Common Stock of the Company, par value $0.001 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

         Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail and through its regular employees, the Company may request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

         Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information, as of January 18, 1998, with respect to the beneficial ownership of the Company's Common Stock by
(i) each director and director-nominee of the Company, (ii) the Chief Executive Officer, the four other highest compensated executive officers of the Company whose salary and bonus for the year ended December 31, 1997 exceeded $100,000,
(iii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to own more than 5% of the Company's Common Stock.

                                                          SHARES OWNED (1)
                                                  --------------------------------
NAME AND ADDRESS OF                               NUMBER OF SHARES   PERCENTAGE OF
BENEFICIAL OWNERS                                                      CLASS
                                                  -----------------  -------------
DIRECTORS AND EXECUTIVE OFFICERS
John R. Luongo (2) ............................       1,594,500         6.3
William H. Davidow (3) ........................         152,773           *
  c/o Mohr, Davidow Ventures
  3000 Sand Hill Road
  Bldg. 1, Suite 240
  Menlo Park, CA  94025
Peter A. Roshko (4) ...........................          32,123           *
  c/o Granite Investment
  735 Montgomery Street, Suite 400
  San Francisco, CA  94111
Kevin G. Hall (5) .............................          29,208           *
  c/o Norwest Equity Partners
  3000 Sand Hill Road
  Bldg. 3, Suite 105
  Menlo Park, CA 94025
Aneel Bhusri (6) ..............................          11,375           *
  c/o PeopleSoft, Inc.
  4440 Rosewood Drive
  Pleasanton, CA 94588
Raymond L. Ocampo Jr. (7) .....................           8,125           *
John M. Jack (8) ..............................         302,893         1.2
Kathleen A. Murphy (9). .......................         246,460           *
Christopher W. Lochhead (10) ..................         228,750           *
Garry Hallee (11) .............................         164,941           *
All directors and executive officers as a group
  (13 persons) (12) ...........................       3,170,637        12.5

5% STOCKHOLDERS
Amerindo Investment Advisors, Inc.  (13).......     4,325,700       17.8
  One Embarcadero Center
  San Francisco, CA  94111
Putnam Investments, Inc. (14)..................     3,528,897       14.0
  One Post Office Square
  Boston, MA 012109


*        Represents less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable, or become exercisable within 60 days following January 18, 1998, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. All options held by the individuals named in the table are immediately exercisable, subject to a right of repurchase in favor of the Company for all exercised unvested shares. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the table, the individuals named in the table may be contacted c/o The Vantive Corporation, 2455 Augustine Drive, Santa Clara, CA 95054.

(2) Mr. Luongo is President, Chief Executive Officer and a director of the Company. Includes 210,000 shares subject to options exercisable within 60 days of January 18, 1998. Of the shares indicated as owned by Mr. Luongo, 120,063 shares were subject to a right of repurchase in favor of the Company as of January 18, 1998.

(3) Mr. Davidow is a director of the Company. Includes 149,995 shares held by The Davidow Family Trust dated 7/26/91 of which Mr Davidow is a trustee. Mr. Davidow disclaims beneficial ownership of all such shares. Also includes 2,778 shares subject to options exercisable within 60 days of January 18, 1998.

(4) Mr. Roshko is a director of the Company. Includes 13,750 shares subject to options exercisable within 60 days of January 18, 1998.

(5) Mr. Hall is a director of the Company. Includes 13,750 shares subject to options exercisable within 60 days of January 18, 1998.

(6) Mr. Bhusri is a director of the Company. Includes 9,375 shares subject to options exercisable within 60 days of January 18, 1998.

(7) Mr. Ocampo is a director of the Company. Includes 8,125 shares subject to options exercisable within 60 days of January 18, 1998.

(8) Mr. Jack is Chief Operating Officer of the Company. Includes 301,000 shares subject to options exercisable within 60 days of January 18, 1997. Of the shares indicated as owned by Mr. Jack, 174,917 shares were subject to a right of repurchase in favor of the Company as of January 18, 1998.

(9) Ms. Murphy is Chief Financial Officer and Secretary of the Company. Includes 223,656 shares subject to options exercisable within 60 days of January 18, 1998. Of the shares indicated as owned by Ms. Murphy, 127,405 shares were subject to a right of repurchase in favor of the Company as of January 18, 1998.

(10) Mr. Lochhead is Executive Vice President of Strategic Marketing of the Company. Represents 225,000 shares subject to options exercisable within 60 days of January 18, 1998. Of the shares indicated as owned by Mr. Lochhead, 129,167 shares were subject to a right of repurchase in favor of the Company as of January 18, 1998.

(11) Mr. Hallee is Executive Vice President of Engineering of the Company. Includes 164,500 shares subject to options exercisable within 60 days of January 18, 1998. Of the shares indicated as owned by Mr. Hallee, 130,687 shares were subject to a right of repurchase in favor of the Company as of January 18, 1998.

(12) See Notes (2) through (11). Includes 1,306,124 shares subject to options exercisable within 60 days of January 18, 1998. Of the shares indicated as owned by these stockholders, 741,989 shares are subject to a right of repurchase in favor of the Company as of January 18, 1998.

(13) Reflects the ownership of Amerindo Investment Advisors, Inc., a California corporation ("Amerindo"), Amerindo Investment Advisors, Inc., a Panama corporation ("Amerindo Panama"), the Amerindo Investment Advisors, Inc. Profit Sharing Trust (the "Plan"), the Amerindo Advisors
         (UK) Limited Retirements Benefits Scheme ("Retirement Benefits Scheme"), Alberto Vilar, Gary A. Tanaka, James P.F. Stableford and Renata Le Port. Each of Amerindo, Amerindo Panama, the Plan, Retirement Benefits Scheme, Messrs. Vilar, Tanaka, Stableford and Ms. Le Port disaffirms membership in any group under Rule 13D(A)(5) of the Securities Exchange Act of 1934.

(14) Putnam Investments, Inc., which is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., wholly owns two registered investments advisers: Putnam Investment Management, Inc., which is the investment adviser to the Management, Inc., which is the investment adviser to the Putnam family of mutual funds and the Putnam Advisory Company, Inc., which is the investment adviser to Putnam's institutional clients. Both subsidiaries have dispository power over the shares as investment managers, but each of the mutual fund's trustees have voting power over the shares held by each fund, and the Putnam Advisory Company, Inc. has shared voting power over the shares held by the institutional clients.

                              ELECTION OF DIRECTORS

         Six (6) directors, constituting the Company's full Board, are to be elected at the Annual Meeting. If elected, the nominees will serve as directors until the Company's Annual Meeting of Stockholders in 1999, and until their successors are elected and qualified.

         Management's nominees for election to the Board of Directors and certain information with respect to their age and background are set forth below. Management knows of no reason why any nominee should be unable or unwilling to serve. However, if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for such substitute nominees as management may designate.

         If a quorum is present and voting, the nominees for directors receiving the highest number of votes will be elected as directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present.

                                                                              DIRECTOR
NAME                        POSITION WITH THE COMPANY                AGE        SINCE
----                        -------------------------                ---        -----
John R. Luongo              President, Chief Executive Officer        48        1993
                            and Director
Aneel Bhusri                Director                                  32        1996
William H. Davidow          Director                                  62        1991
Kevin G. Hall               Director                                  39        1994
Raymond L. Ocampo Jr.       Director                                  45        1997
Peter A. Roshko             Director                                  39        1991


         John R. Luongo has been President, Chief Executive Officer and a director of the Company since June 1993. He was an independent consultant from November 1992 to June 1993, President, Chief Executive Officer and Chairman of the Board of Trifox, Inc., a software company, from September 1991 to November 1992, Senior Consultant at Merrill, Pickard, Andersen and Eyre, a venture capital firm, from September 1990 to June 1991 and Senior Vice President International Division, at Oracle Corporation from July 1982 to July 1990.

         Aneel Bhusri has served as a director of the Company since December 1996. He served in several capacities with PeopleSoft, Inc. since August 1993, currently as its Senior Vice President of Product Strategy. From June 1992 to March 1993, Mr. Bhusri served as an associate at Norwest Venture Capital. From 1988 to 1991, he was a financial analyst in Morgan Stanley's Corporate Finance Department.

         William H. Davidow has served as a director of the Company since July 1991. He has been a General Partner at Mohr, Davidow Ventures since May 1985. From 1973 to 1985, he held a number of management positions at Intel Corporation, including Senior Vice President of Marketing and Sales. He also serves as Chairman of the Board of Rambus, Inc. and is a director of Power Integrations, Inc. and several private companies.

         Kevin G. Hall has served as a director of the Company since May 1994. He has served as a General Partner of Norwest Equity Partners, IV since August 1993. Prior to his relationship with Norwest Equity Partners, IV, he served as a principal in Brentwood Associates, a venture capital firm, from June 1988 to August 1993.

         Raymond L. Ocampo Jr. has served as a director of the Company since January 1997. He is the Executive Director of the Berkeley Center for Law & Technology and currently serves as a mediator and arbitrator, mostly in cases involving software, the Internet and related computer technologies. He served in several capacities with Oracle Corporation from July 1986 to November 1996, primarily and most recently as its Senior Vice President, General Counsel and Corporate Secretary. He is a member of the board of KQED, the Bay Area public television affiliate, and several other nonprofit organizations and private companies.

         Peter A. Roshko has served as a director of the Company since July 1991. Mr. Roshko co-founded and has been a co-Member of Granite Investments, an investment company, since August 1995. From December 1993 to August 1995, Mr. Roshko was a General Partner at Cottonwood Ventures, a venture capital firm. From June 1993 to December 1993, Mr. Roshko was an independent investor and consultant in the venture capital industry. Mr. Roshko was a General Partner at Mohr, Davidow Ventures from March 1987 to June 1993.

BOARD MEETINGS

         During 1997, the Board held eight meetings. No incumbent director attended fewer than 75% of such meetings of the Board and the Committees on which he serves.

         The Company has an Audit Committee, a Compensation Committee and Nominating Committee.

         The Audit Committee's function is to review with the Company's independent accountants and management the annual financial statements and independent accountants' opinion, review the scope and results of the examination of the Company's financial statements by the independent accountants, approve all professional services and related fees performed by the independent accountants, recommend the retention of the independent accountants to the Board, subject to ratification by the stockholders, and periodically review the Company's accounting policies and internal accounting and financial controls. During 1997 the members of the Audit Committee were Mr. Davidow and Roger Sippl, a former director. During 1997, the Audit Committee held two meetings.

         The Compensation Committee's function is to review and establish salary levels for executive officers, including the Chief Executive Officer, and certain other management employees and to grant stock options. The members of the Compensation Committee are Messrs. Hall, Ocampo and Roshko. During 1997, the Compensation Committee held three meetings. For additional information concerning the Compensation Committee, see "Compensation Committee Report On Executive Compensation."

         The Nominating Committee's function is to select new members to fill vacancies on the Board occurring between stockholder meetings and to determine which candidates will be presented to the stockholders as nominees for election, subject to approval by the Board. The members of the Nominating Committee are Messrs. Davidow and Luongo. During 1997, the Nominating Committee did not meet.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

         The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company as of December 31, 1997 whose total salary and bonus for 1997 exceeded $100,000, for services in all capacities to the Company, during 1997, 1996 and 1995:


                           SUMMARY COMPENSATION TABLE

                                                      Annual Compensation                 Long Term
                                                                                        Compensation
                                                ---------------------------------          Awards
Name and Principal Position                     Year        Salary         Bonus       Options (Shares)
-----------------------------------------       ----       --------       -------      ----------------
John R. Luongo ..........................       1997       $290,114       $   --          60,000
    President and Chief Executive Officer       1996       $180,452       $   --         100,000
                                                1995       $180,000       $   --         124,500

John M. Jack (1) ........................       1997       $130,000       $255,562        60,000
    Chief Operating Officer                     1996       $130,000       $328,161        34,000
                                                1995       $ 86,667       $159,843       326,000

Kathleen A. Murphy (2) ..................       1997       $150,000       $ 28,800         7,100
    Chief Financial Officer and                 1996       $143,045       $ 35,000        12,800
    Secretary                                   1995       $ 56,167       $  5,000       285,200

Christopher W. Lochhead (3) .............       1997       $150,000       $142,500             0
    Executive Vice President of                 1996       $ 83,370       $ 75,000       240,000
    Strategic Marketing

Garry Hallee (4) ........................       1997       $150,000       $ 57,300        64,500
    Executive Vice President,                   1996       $ 25,577       $ 12,500       100,000
      Research and Development


(1) Mr. Jack joined the Company in May 1995.

(2) Ms. Murphy joined the Company in August 1995.

(3) Mr. Lochhead joined the Company in June 1996.

(4) Mr. Hallee joined the Company in October 1996.

         The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during 1997 to the persons named in the Summary Compensation Table:


                              OPTION GRANTS IN 1997





                                                                                            Potential Realizable
                                                                                           Value at Assumed Annual
                                           % of Total                                       Rates of Stock Price
                                            Options                                        Appreciation for Option
                             Options       Granted to       Exercise                               Term(1)
                             Granted       Employees in      Price           Expiration    ----------------------------
        Name               (Shares)(2)     Fiscal Year      ($/Sh)(2)           Date           5% ($)         10% ($)
-----------------------    -----------     ------------     --------         ----------      --------       ----------
John R. Luongo                60,000               2.8       $ 22.50           3/04/07       $849,008       $2,151,552
John M. Jack                  60,000               2.8       $ 22.50           3/04/07       $849,008       $2,151,552
Kathleen A. Murphy             2,600                 *       $ 32.25           1/22/07       $ 53,142       $  134,671

                               1,500                         $ 22.25           3/05/07       $ 20,989       $   53,191

                               1,000                         $26.375           6/25/07       $ 16,587       $   42,035

                               1,000                         $ 25.25          10/29/07       $ 15,880       $   40,242

Christopher W. Lochhead            0                 *          --                --             --               --
Garry Hallee                   1,500               3.0       $ 22.25           3/05/07       $ 20,989       $   53,191

                              20,000                         $ 22.25           3/05/07       $279,858       $  709,215

                               1,000                         $26.375           6/25/07       $ 16,587       $   42,035

                               1,000                         $ 25.25          10/29/07       $ 15,880       $   40,242

                              40,000                         $ 25.25          10/29/07       $635,184       $1,609,680


*        Less than 1%.

(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. This table does not take into account any appreciation in the price of the Common Stock to date.

(2) All options granted in 1997 were granted under the Company's 1991 Stock Option Plan (the "Option Plan"). Under such Option Plan, the Board of Directors retains discretion to modify the terms, including the price, of outstanding options. Options granted under the Option Plan are immediately exercisable, subject to a right of repurchase in favor of the Company for all exercised unvested shares. All options were granted at fair market value as determined by the Board of Directors of the Company on the date of grant. See also "Management--Termination and Change of Control Arrangements."

         The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in 1997, and unexercised options held as of December 31, 1997, by the persons named in the Summary Compensation Table:


                       AGGREGATE OPTION EXERCISES IN 1997
                           AND YEAR-END OPTION VALUES

                                                                                              Value of Unexercised
                                                        Number of Unexercised Options        In-the-Money Options at
                                                                 at 12/31/97                       12/31/97(1)
                                                        -----------------------------     ----------------------------
                              Shares
                           Acquired on      Value
Name                         Exercise     Realized(2)     Exercisable   Unexercisable    Exercisable    Unexercisable
----                         --------     -----------     -----------   -------------    -----------    -------------
John R. Luongo ........         --               --          87,387       122,613       $1,338,259       $1,364,241
John M. Jack ..........       89,000       $2,180,500       117,333       183,667       $2,360,511       $3,142,739
Kathleen A. Murphy ....       39,222       $  898,495        95,953       127,703       $1,910,355       $2,445,357
Christopher W. Lochhead       15,000       $  274,969        90,000       135,000       $1,125,000       $1,687,500
Garry Hallee ..........         --               --          33,365       131,135       $   12,095       $   52,405



(1) Calculated on the basis of the fair market value of the underlying securities at December 31, 1997 of $25.25 per share, as reported by the NASDAQ National Market, minus the aggregate exercise price.

(2) "Value Realized" represents the fair market value of the underlying securities on the exercise date minus the aggregate exercise price of such options.


TERMINATION AND CHANGE OF CONTROL ARRANGEMENTS

         The Option Plan provides that, in the event of (i) a sale or exchange by the stockholders of all or substantially all of the Company's voting stock or certain mergers or consolidations to which the Company is a party in which the stockholders of the Company do not retain beneficial ownership of at least a majority of the voting stock of the Company or its successor, (ii) the sale, exchange or transfer of all or substantially all of the assets of the Company other than to one or more subsidiary corporations, or (iii) a liquidation or dissolution of the Company, the Board of Directors of the Company may provide for the acquiring or successor corporation to assume or substitute new options for the options outstanding under the Option Plan. To the extent that the options outstanding under the Option Plan are not assumed, substituted for, or exercised prior to such event, they will terminate. In addition, the Company has agreed with each of John R. Luongo, John M. Jack, Kathleen A. Murphy, Garry Hallee and Christopher W. Lochhead that each will be credited with 12 months of service for purposes of option vesting in the event of any change in control of the Company.

DIRECTOR COMPENSATION

         Directors receive $1,500 per month for their services as members of the Board of Directors and they are reimbursed for their expenses in attending Board and committee meetings. In addition, each director who is not a member of management will receive stock options to purchase 10,000 shares of Common Stock pursuant to the 1995 Outside Directors Stock Option Plan (the "Directors Plan") upon the anniversary of the initial grant to such director under the Directors Plan.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such person.

         Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and greater than 10% stockholders were complied with except for one open market purchase of stock by Mr. Hall which was reported late.



                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

         In 1997, the Compensation Committee (the "Committee") was composed of Messrs. Hall and Roshko and Ocampo. Each of these individuals is a non-employee member of the Company's Board of Directors. The Committee is responsible for setting and administering policies governing compensation of executive officers. For all executive officers, the Committee reviews the performance and compensation levels, including option grants under the Company's 1991 Stock Option Plan.

COMPENSATION POLICIES GENERALLY.

         The goals of the Company's executive officer compensation policies are to attract, retain and reward executive officers who contribute to the Company's success, to align executive officer compensation with the Company's performance and to motivate executive officers to achieve the Company's business objectives. The Company uses salary, executive officer bonuses and stock options to achieve these goals. The Committee reviews compensation surveys and other data to enable the Committee to compare the Company's compensation package with that of similarly-sized high technology companies in the Company's geographic area.

         SALARY. Base salaries of executive officers other than for Mr. John Luongo, the Company's President and Chief Executive Officer, are reviewed annually by Mr. Luongo, and adjustments are made, based on individual executive officer performance, scope of responsibilities and levels paid by similarly-sized high technology companies in the Company's geographic area.

         BONUSES. The Compensation Committee believes that cash performance-based compensation incentives build stockholder value and align the interests of executive officers with the stockholders. In 1997, each of the Company's executive officers developed goals and objectives for the year in consultation with Mr. Luongo. Mr. Luongo recommended a cash bonus compensation structure for each such executive officer based on the individual's overall performance, attainment of the predetermined financial and other goals and the Company's performance, and, in the case of Mr. Jack, the Committee reviewed and approved such bonus.

         STOCK OPTIONS. The Committee strongly believes that equity ownership by executive officers provides incentives to build stockholder value and align the interests of executive officers with the stockholders. The size of an initial option grant to an executive officer has generally been determined with reference to similarly-sized high technology companies in the Company's geographic area for similar positions, the responsibilities and future contributions of the executive officer, as well as recruitment considerations. For subsequent option grants, options have been granted to each executive officer on a quarterly basis primarily based on attainment of predetermined financial and other goals.

         In addition, the Company has entered into agreements with each of Mr. Jack, Ms. Murphy, Mr. Hallee and Mr. Lochhead which provide that, upon a change in control (as defined in the agreement), these executive officers will be entitled to an acceleration by twelve months of the vesting of any then exercisable stock options previously granted under the Company's stock option plan. The Committee believes the agreements are appropriate because they would allow these executive officers to implement a change in control without being distracted by concerns over the loss of their personal livelihood. This would provide the Company the strongest possible negotiating team and help the Company to make a successful transition. See "Termination and Change of Control Agreements."

CHIEF EXECUTIVE OFFICER COMPENSATION.

         The Compensation Committee annually reviews the performance and compensation of Mr. Luongo. Mr. Luongo has served as the Company's President and Chief Executive Officer since June 1993. The compensation of Mr. Luongo is based upon the same criteria outlined above for the other executive officers of the Company. While the Chief Executive Officer makes recommendations about the compensation levels, goals and performance of the other executive officers, the Compensation Committee sets Mr. Luongo's compensation. In 1997, Mr. Luongo was given a salary increase of approximately 60% from his 1996 base salary, which had not increased materially from 1995 to 1996, and is intended to adjust Mr. Luongo's base salary to be more in line with industry norms. In 1997, the Committee awarded Mr. Luongo with a bonus in the form of options to purchase 60,000 shares of the Company's common stock to strengthen the alignment of the interests of Mr. Luongo with its stockholders.

         Upon a change in control (as defined in the agreement), Mr. Luongo will be entitled to an acceleration by twelve months of the vesting of any then exercisable stock options previously granted to Mr. Luongo under the Company's stock option plan. The Committee believes the agreement is appropriate for the reasons stated above. See "Termination and Change of Control Agreements."

                                                    COMPENSATION COMMITTEE


                                                    Kevin G. Hall
                                                    Raymond L. Ocampo Jr.
                                                    Peter Roshko

                        COMPARISON OF STOCKHOLDER RETURN

         Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market Index (U.S. companies only) and the NASDAQ Computer & Data Processing Stocks Index for the period commencing on August 15, 1995, the first day of trading following the date of the Company's initial public offering, and ending on December 31, 1997.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                    FROM AUGUST 15, 1995 THROUGH DECEMBER 31,
                                    1997(1):
           THE VANTIVE CORPORATION, NASDAQ STOCK MARKET - U.S. INDEX,
                 NASDAQ COMPUTER & DATA PROCESSING STOCKS INDEX


                                     [GRAPH]


                                                         August 15,      December 31,    December 31,     December 31,
                                                            1995             1995            1996             1997
The Vantive Corporation                                   $100.00          $187.59         $520.83          $420.83
Nasdaq Computer & Data Processing Stocks Index            $100.00          $104.49         $128.85          $158.42
Nasdaq Stock Market - U.S. Index                          $100.00          $104.27         $128.30          $157.41

--------------------

    (1) Assumes that $100.00 was invested on August 15, 1995 in the Company's Common Stock and each index. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                  PROPOSAL TO AMEND THE 1991 STOCK OPTION PLAN

         The Board of Directors and the stockholders approved the adoption of the 1991 Stock Option Plan (the "Option Plan") in October 1991 and October 1992, respectively. Amendments to the Option Plan have been adopted by the Board and approved by the stockholders from time to time. As of February 28, 1998, the maximum number of shares of the Common Stock of the Company which may be issued upon the exercise of options granted pursuant to the Option Plan is 8,200,000, of which 4,106,145 shares were outstanding and 369,345 shares remained available for future stock option grants. The Board of Directors has amended the Option Plan, subject to stockholder approval to increase by 1,200,000 the maximum aggregate number of shares of the Common Stock of the Company that may be issued thereunder.

         The Board of Directors believes that approval of the amendment to the Option Plan is in the best interests of the Company and its stockholders because the availability of an adequate number of shares reserved for issuance under the Option Plan and the ability to grant stock options is an important factor in attracting, motivating and retaining qualified personnel essential to the success of the Company. Consequently, the Company grants options to each employee and each employee is eligible for an additional annual grant, based on his or her performance. The Company has experienced substantial growth in 1996 and 1997 with revenues growing from $64,274,000 in 1996 to $117,346,000 in 1997.
This has required significant growth in the number of full-time employees, which increased from 254 at December 31, 1996 to 451 at December 31, 1997, and resulted in options to purchase an aggregate of 1,690,085 shares being granted during 1997. The Company also believes that ensuring the availability of an adequate number of options will be important if the Company undertakes acquisitions that involve the retention of employees of the acquired business, as occurred during 1997 when the Company acquired Innovative Computer Concepts, Inc.

         As of February 28, 1998, there were 369,345 shares of Common Stock available for future grants under the Option Plan.

SUMMARY OF THE PROVISIONS OF THE OPTION PLAN AS AMENDED

         The following summary of the Option Plan as amended is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholder upon request.

         General. The Option Plan provides for the grant to employees of incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and the grant to employees and consultants of nonstatutory stock options. Currently, a maximum of 8,200,000 of the authorized but unissued shares or treasury shares of the Common Stock of the Company may be issued upon the exercise of options granted pursuant to the Option Plan. The Board has amended the Option Plan, subject to stockholder approval, to increase the number of shares issuable thereunder by 1,200,000 shares. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or like change in the capital structure of the Company, appropriate adjustments will be made to the shares subject to the Option Plan, to the Option Limit and to outstanding options. To the extent any outstanding option under the Option Plan expires or terminates prior to exercise in full or if shares issued upon exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares are returned to the Option Plan and become available for future grant. The Company intends that compensation related to options granted under the Option Plan qualifies for the "performance-based compensation" exemption under Section 162(m) of the Code. Section 162(m) generally limits the deductibility by the Company for federal income tax purposes of compensation paid to certain executive officers.

         Administration. The Option Plan is administered by the Board or a duly appointed committee of the Board. With respect to the participation of individuals who are subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), the Option Plan must be administered in compliance with the requirements of Rule 16b-3 under the Exchange Act. Subject to the provisions of the Option Plan, the Board or the committee determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the terms of vesting and exercisability of each option, the type of consideration to be paid to the Company upon exercise of an option, the term of each option, and all other terms and conditions of the options. The Board or committee will interpret the Option Plan and options granted under the Option Plan, and all determinations of the Board or committee will be final and binding on all persons having an interest in the Option Plan or any option.

         Eligibility. All employees (including officers and directors who are also employees), consultants, advisors or other independent contractors of the Company or of any present or future parent or subsidiary corporations of the Company are eligible to participate in the Option Plan. As of December 31, 1997, the Company had approximately 451 full-time employees, including eight executive officers, and 48 full-time equivalent consultants. Only employees may be granted incentive stock options. Consultants, advisors, and other independent contractors may only be granted nonstatutory stock options.

         Terms and Conditions of Options. Each option granted under the Option Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Option Plan. The per share exercise price of an option must equal at least the fair market value of a share of the Company's Common Stock on the date of grant. The per share exercise price of any option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company must be at least 110% of the fair market value of a share of the Company's Common Stock on the date of grant, and the term of any such option cannot exceed five years.

         Generally, options may be exercised by payment of the exercise price in cash, by check, or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale of some or all of the shares of Common Stock being acquired upon the exercise of the option, or by any combination of these. However, the Board or committee may restrict the forms of payment permitted in connection with any option grant or may grant options permitting payment of the exercise price with a recourse promissory note.

         Options granted under the Option Plan will become exercisable and vested at such times as specified by the Board or committee. Generally, options granted under the Option Plan are exercisable on and after the date of grant, subject to the right of the Company to reacquire at the optionee's exercise price any unvested shares held by the optionee upon termination of employment or service with the Company or if the optionee attempts to transfer any unvested shares. Shares subject to options generally vest in installments subject to the optionee's continued employment or service. The maximum term of options granted under the Option Plan is ten years. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

         Transfer of Control. A "Transfer of Control" will be deemed to occur upon any of the following events in which the stockholders of the Company do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company or its successor: (i) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company, (ii) a merger in which the Company is a party or
(iii) the sale, exchange or transfer of all or substantially all of the assets of the Company. If a Transfer of Control occurs, the surviving, continuing successor, or purchasing corporation or parent corporation thereof (the "Acquiring Corporation") will either assume outstanding options or substitute options for the Acquiring Corporation's stock for the outstanding options. However, if the Acquiring Corporation elects not to assume or substitute for outstanding options in connection with a merger described in clause (ii) above, the Company's Board will provide that any unexercisable and/or unvested portion of the outstanding options will be immediately exercisable and vested. Any options which are neither assumed or substituted for by the Acquiring Corporation nor exercised as of the date of the Transfer of Control will terminate effective as of such date.

         Termination or Amendment. Unless sooner terminated, no options may be granted under the Option Plan after October 2001. The Board or committee may terminate or amend the Option Plan at any time, but, without stockholder approval, the Board may not amend the Option Plan to increase the total number of shares of Common Stock reserved for issuance thereunder, change the class of persons eligible to receive options, or expand the class of persons eligible to receive nonstatutory stock options. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is intended to preserve the option's status as an incentive stock option.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE OPTION PLAN

         The following summary is intended only as a general guide as to the United States federal income tax consequences under current law with respect to participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation. Furthermore, the tax consequences of options are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable. Optionees should consult their own tax advisors prior to the exercise of any option and prior to the disposition of any shares of Common Stock acquired upon the exercise of an option.

         Incentive Stock Options. Options designated as incentive stock options are intended to fall within the provisions of section 422 of the Code. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of such an option.

         For optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option, the gain on sale of the shares (which is the difference between the sale price and the purchase price of the shares) will be taxed as long-term capital gain. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the determination date (see discussion under "Nonstatutory Stock Options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will he a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disposition of the shares should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by Section 162(m) of the Code.

         The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under "Nonstatutory Stock Options" below) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

         Nonstatutory Stock Options. Options not designated as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option.

         Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are not vested and/or the sale of the shares at a profit would subject the optionee to suit under Section 16(b) of the Exchange Act, in which case the determination date is the later of (i) the date on which the shares vest, or
(ii) the date the sale of the shares at a profit would no longer subject the optionee to suit under Section 16(b) of the Exchange Act. Section 16(b) of the Exchange Act generally is applicable only to officers, directors and beneficial owners of more than 10% of the Common Stock of the Company. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the date of recognition of income, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. No tax deduction is available to the Company with respect to the grant of a nonstatutory option or the sale of the stock acquired pursuant to such grant.

POTENTIAL LIMITATION ON COMPANY DEDUCTIONS

         Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for certain executive officers. Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Section 162(m) regulations, compensation attributable to stock options will qualify as performance-based compensation, provided that: (i) the stock award plan contains a per employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period; (ii) the per employee limitation is approved by the stockholders; (iii) the award is granted by a compensation committee comprised solely of "outside" directors and (iv) the exercise price of the award is no less than the fair market value of the stock on the date of grant. Compensation received from grants made under the Option Plan is treated as performance-based compensation and, therefore, is excluded for purposes calculating the $1 million deduction limit.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

         The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE INCREASE IN THE MAXIMUM AGGREGATE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK ISSUABLE UNDER ITS 1991 STOCK OPTION PLAN BY 1,200,000 SHARES.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors of the Company has selected Arthur Andersen LLP as independent accountants to audit the financial statements of the Company for the year ending December 31, 1998. Arthur Andersen LLP has acted as the Company's independent auditors since the Company's inception. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

         The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1998.


                      STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

         Proposals of stockholders intended to be presented at the next Annual Meeting of the Stockholders of the Company must be received by the Company at its offices at 2455 Augustine Drive, Santa Clara, California, 95054, not later than December 7, 1998, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.


                          TRANSACTION OF OTHER BUSINESS

         At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                           By Order of the Board of Directors



                                           KATHLEEN A. MURPHY
                                           Secretary

April 5, 1998

THE VANTIVE CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

Solicited by the Board of Directors

The undersigned hereby appoints John R. Luongo and Kathleen A. Murphy and each of them, with full power of substitution, to represent the undersigned and to vote all the shares of stock of The Vantive Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Corporation's Proxy Statement and (2) in their discretion upon such other matters as may properly come before the meeting.

The Annual Meeting of Stockholders of the Corporation will be held on May 5, 1998, at 6:00 p.m., local time, at the Santa Clara TechMart, 5201 Great America Parkway, Santa Clara, California 95054.

The undersigned hereby acknowledges receipt of (1) Notice of Annual Meeting of Stockholders of the Company, (2) accompanying Proxy Statement and (3) Annual Report of the Company for the year ended December 31, 1997.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

(Continued and to be signed on the reverse side.)

The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1, 2 and 3.

1.  Election of the following directors --

       Nominees: John R. Luongo, Aneel Bhusri, William H. Davidow,
                 Kevin G. Hall, Raymond L. Ocampo Jr., Peter A. Roshko.

For ___
Against ___

For all except nominees written in below: __________________

2. To approve an amendment to the Company's 1991 Stock Option Plan to increase the maximum aggregate number of shares of the Company's Common Stock issuable thereunder by 1,200,000 shares.

For ___
Against ___
Abstain ___

3. To ratify the appointment of Arthur Andersen LLP as independent accountants of the Company for the year ending December 31, 1998.

For ___
Against ___
Abstain ___

Check here for address change and note at right ______________________________

Check here if you plan to attend the annual meeting ___

Dated ___________, 1998

Signature(s)      __________________________________

                  __________________________________

Sign exactly as your name appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or a Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title.

YOUR VOTE IS IMPORTANT

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.